As filed with the Securities and Exchange Commission on September 15, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0730780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PPG Place Pittsburgh, Pennsylvania	15272
(Address of Principal Executive Offices)	(Zip Code)

PPG PUERTO RICO EMPLOYEE SAVINGS PLAN

(Full title of the plan)

Glenn E. Bost II

Senior Vice President and General Counsel

PPG Industries, Inc.

Pittsburgh, Pennsylvania 15272

(Name and address of agent for service)

(412) 434-3131

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.66 2/3 per share	15,000	$73.12	$1,096,800	$127.34

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the PPG Puerto Rico Employee Savings Plan (the “Plan”).
(2)	The maximum offering price per share is estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices of the Common Stock, par value $1.66 2/3 per share (the “Common Stock”), of PPG Industries, Inc. (the “Registrant”), as reported on the New York Stock Exchange on September 12, 2011.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act are incorporated by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2010 (File No. 001-01687);

(b) the Registrant’s Quarterly Report on Form 10-Q filed with the Commission for the quarter ended March 31, 2011 (File No. 001-01687);

(c) the Registrant’s Quarterly Report on Form 10-Q filed with the Commission for the quarter ended June 30, 2011 (File No. 001-01687);

(d) the Registrant’s Current Reports on Form 8-K filed with the Commission on April 25, 2011 (as amended on July 22, 2011), June 10, 2011, June 17, 2011 and September 14, 2011 (File No. 001-01687);

(e) the Plan’s Annual Report on Form 11-K filed with the Commission for the Plan year ended December 31, 2010 (File No. 001-01687); and

(f) the description of the Registrant’s Common Stock contained in any Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all amendments and reports updating such description.

All documents subsequently filed by the Registrant or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act.

Item 4. Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock registered pursuant to this Form S-8 has been passed upon for the Registrant by Glenn E. Bost II, Senior Vice President and General Counsel of the Registrant. Mr. Bost owns shares of the Registrant’s Common Stock and holds options to purchase shares of the Registrant’s Common Stock. In addition, Mr. Bost may be granted additional stock awards or other compensation benefits from the Registrant on or after the date hereof.

Item 6. Indemnification of Directors and Officers.

Subchapter D of Chapter 17 (Section 1741, et seq.) of the Business Corporation Law of the Commonwealth of Pennsylvania (the “BCL”) provides for indemnification of the Registrant’s directors and officers against certain liabilities under certain circumstances.

Article Eighth of the Registrant’s Articles of Incorporation provides that no director of the Registrant shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, to the fullest extent that the laws of the Commonwealth of Pennsylvania permit.

Article VI of the Registrant’s Bylaws provides that a director, officer or employee shall be found to be entitled to indemnification for expenses (including attorneys fees) and any liabilities (including judgments, fines or penalties and amounts paid in settlement) actually and in good faith paid or incurred by any such person in connection with any actual or threatened proceeding (including any derivative lawsuits) by reason of the fact that such person is or was serving as a director, officer or employee of the Registrant or, at the request of the Registrant, was serving another corporation, partnership, joint venture, trust, employee benefit plan or other entity, unless a referee finds the conduct engaged in to have been such that, if so found by a court, indemnification would be prohibited by Pennsylvania law. The Registrant is also required to indemnify any such person (1) where there has been a determination by a court as to the conduct of the person claiming indemnification such that indemnification would not be prohibited by Pennsylvania law or (2) where the person is otherwise entitled to indemnification by Pennsylvania law. Expenses with respect to a proceeding which are incurred in good faith are required to be advanced by the Registrant prior to final disposition of the proceeding, subject to any obligation to repay the Registrant which is imposed by law or by provision in the Articles, Bylaws, an agreement or otherwise. Under Pennsylvania law, any such advancement of expenses must be made subject to an undertaking to repay the Registrant in the event that it is determined ultimately that the person receiving the advancement is not entitled to indemnification. A written request for such advancement of expenses must be made to the Secretary of the Registrant.

The selection of the referee is to be made by the Registrant’s general counsel or, if the Registrant’s general counsel is the person claiming indemnification or is otherwise involved in the proceeding, by a senior officer of the Registrant who does not have such a relationship to the proceeding. The referee is defined to be an attorney with substantial expertise in corporate law, who is both independent of the parties and unbiased. The person claiming indemnification may object, within 10 days of the notice of selection of the referee, to the referee selected. If the parties cannot agree on the selection of a referee, or if the Registrant fails to propose a referee, within 45 days of the submission of the request for indemnification, the referee will be selected by the American Arbitration Association.

The determination of entitlement to indemnification is made by the referee; however, the referee is required to find the person entitled to indemnification unless the referee finds that the conduct of the person was such that if so found by a court, indemnification would be prohibited by Pennsylvania law. The determination of the referee is binding on the Registrant but not on the person claiming indemnification.

To the extent that a person is entitled to indemnification for only a portion of the expenses or liability resulting from a proceeding, the Registrant is required to indemnify the person for such portion. The Bylaws authorize the Registrant to purchase and maintain insurance, to create a trust fund, to grant a security interest or to use other means (including, without limitation, establishing a letter of credit) to ensure the payment of indemnification.

The Registrant specifically is authorized to enter into agreements with any director, officer or employee of the Registrant, which agreements may grant rights in furtherance of, different from, or in addition to, but not in limitation of, the rights to indemnification granted in the Bylaws, without further shareholder approval of the terms and conditions of, or the form of, such agreements. Without limitation of the foregoing, in such agreements the Registrant may agree (1) to maintain insurance against certain expenses and liabilities and (2) to contribute to expenses and liabilities incurred in accordance with the application of relevant equitable considerations to the relative benefits to, and the relevant fault of, the Registrant.

The Bylaws provide (1) that the rights granted therein are contract rights, (2) that it will cover acts and omissions occurring on or after January 27, 1987, and (3) that the rights granted will continue as to a person who has ceased to be a director, officer or employee of the Registrant, with respect to a proceeding which results from acts or failures to act while such person was a director, officer or employee of the Registrant.

Subchapter D of Chapter 17 of the BCL and the Bylaws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Registrant also has a policy of directors and officers’ liability insurance to indemnify its directors and officers against certain liabilities incurred in their capacities as such.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1	PPG Industries, Inc. Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 1995).

4.2	Statement with Respect to Shares, amending the Restated Articles of Incorporation effective September 15, 1998 (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 1998).

4.3	Amendment to Restated Articles of Incorporation of PPG Industries, Inc., as amended, effective April 27, 2007 (incorporated by reference to Exhibit 3.1b to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2007).

4.4	PPG Industries, Inc. Bylaws, as amended and restated on April 19, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2007).

4.5	Master Defined Contribution Retirement Plan.

4.6	Master Defined Contribution Retirement Plan Adoption Agreement for PPG Industries, Inc.

5.1	Opinion of Glenn E. Bost II, Senior Vice President and General Counsel of the Registrant, regarding the legality of the shares being registered hereunder.

23.1	Consent of Glenn E. Bost II, Senior Vice President and General Counsel of the Registrant (included in the Opinion filed as Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the Departmento de Hacienda de Puerto Rico (“Hacienda”) in a timely manner and has made or will make all changes required by Hacienda to the Plan in order to qualify the Plan.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 15th day of September, 2011.

PPG Industries, Inc.

By:	/s/ CHARLES E. BUNCH
Charles E. Bunch
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn E. Bost II and David B. Navikas, and each of them singly, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title	Date

/s/ CHARLES E. BUNCH Charles E. Bunch	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and a Director	September 15, 2011

/s/ DAVID B. NAVIKAS David B. Navikas	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 15, 2011

/s/ STEPHEN F. ANGEL Stephen F. Angel	Director	September 15, 2011

/s/ JAMES G. BERGES James G. Berges	Director	September 15, 2011

/s/ HUGH GRANT Hugh Grant	Director	September 15, 2011

Signature	Title	Date

/s/ VICTORIA F. HAYNES Victoria F. Haynes	Director	September 15, 2011

/s/ MICHELE J. HOOPER Michele J. Hooper	Director	September 15, 2011

/s/ ROBERT MEHRABIAN Robert Mehrabian	Director	September 15, 2011

/s/ MARTIN H. RICHENHAGEN Martin H. Richenhagen	Director	September 15, 2011

/s/ ROBERT RIPP Robert Ripp	Director	September 15, 2011

/s/ THOMAS J. USHER Thomas J. Usher	Director	September 15, 2011

/s/ DAVID R. WHITWAM David R. Whitwam	Director	September 15, 2011

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustee (or other person who administers the employee benefit plan) has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 15th day of September, 2011.

PPG Puerto Rico Employee Savings Plan

By	/s/ KAREN P. RATHBURN
Karen P. Rathburn
Administrator of the Plan

EXHIBIT INDEX

Exhibit No.	Description

4.1	PPG Industries, Inc. Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 1995).

4.2	Statement with Respect to Shares, amending the Restated Articles of Incorporation effective September 15, 1998 (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 1998).

4.3	Amendment to Restated Articles of Incorporation of PPG Industries, Inc., as amended, effective April 27, 2007 (incorporated by reference to Exhibit 3.1b to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2007).

4.4	PPG Industries, Inc. Bylaws, as amended and restated on April 19, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2007).

4.5	Master Defined Contribution Retirement Plan.

4.6	Master Defined Contribution Retirement Plan Adoption Agreement for PPG Industries, Inc.

5.1	Opinion of Glenn E. Bost II, Senior Vice President and General Counsel of the Registrant, regarding the legality of the shares being registered hereunder.

23.1	Consent of Glenn E. Bost II, Senior Vice President and General Counsel of the Registrant (included in the Opinion filed as Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.